Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	TEJAL ENGMAN Investor Relations (240) 744-5116 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for 2020

BETHESDA, MD; February 18, 2021 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the fourth quarter and full year 2020.

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2020	2019	Change	2020	2019	Change
Revenues	$267	$1,334	(80.0)%	$1,620	$5,469	(70.4)%
All owned hotel revenues (pro forma) (1)	266	1,308	(79.7)%	1,604	5,190	(69.1)%
Net income (loss)	(66)	81	N/M	(741)	932	N/M
EBITDAre (1)	(53)	355	N/M	(233)	1,538	N/M
Adjusted EBITDAre (1)	(32)	355	N/M	(168)	1,534	N/M
All owned hotel (pro forma) Total RevPAR - Constant US$	61.49	306.42	(79.9)%	93.70	306.40	(69.4)%
All owned hotel (pro forma) RevPAR - Constant US$	38.09	187.83	(79.7)%	57.17	192.45	(70.3)%

Diluted earnings (loss) per common share	(0.09)	0.11	N/M	(1.04)	1.26	N/M
NAREIT FFO per diluted share (1)	(0.07)	0.33	N/M	(0.31)	1.70	N/M
Adjusted FFO per diluted share (1)	(0.02)	0.41	N/M	(0.17)	1.78	N/M

*Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by Total RevPAR, is available in the Year End 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

James F. Risoleo, President and Chief Executive Officer, said, “We continued to grow sequential revenues while minimizing operating expenses in the fourth quarter and further reduced our net loss and hotel-level operating losses from third-quarter levels. With accelerating vaccine deployment, decreasing weekly COVID-19 case counts and the easing of lockdowns, we are encouraged by recent booking activities. In January, we saw year-over-year increases in group bookings for future periods and near-term transient demand is continuing to show signs of improvement. We are optimistic that travel and tourism will continue to pick up as the pandemic recedes and expect our hotel portfolio to return to profitability in the aggregate sometime during the second half of 2021 based on hotel-level EBITDA.”

Risoleo continued, “We entered 2021 with $2.5 billion dollars in total available liquidity and remain focused on minimizing cash burn and preserving liquidity while increasing financial flexibility to create long-term value for our stockholders. On this front, we have secured a best-in-class second amendment to our credit agreement that extends our covenant waiver period while further enhancing our ability to opportunistically invest in value-creation opportunities. We also remain focused on our key strategic objectives of redefining our operating model and strategically allocating capital to accelerate our EBITDA recovery and deliver long-term growth for our stockholders.”

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

N/M = Not meaningful

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

Highlights:

Results for Fourth Quarter 2020

•

Recorded a GAAP net loss of $66 million in the fourth quarter 2020 compared to a net loss of $316 million in the third quarter, reflecting a relative improvement in hotel results and a fourth quarter gain on asset sales.

•

Reduced hotel-level operating loss by 23% compared to third quarter 2020 due to a sequential improvement in RevPAR and operations and improved year-over-year RevPAR declines each quarter since the second quarter of 2020.

•

Achieved break-even or positive hotel-level operating profit at 20 of its hotels, representing 24% of rooms, in the fourth quarter of 2020, an increase from 14 hotels, representing 13% of rooms, achieved in the third quarter.

•

Recorded a gain on sale of assets of approximately $195 million in the fourth quarter as a result of completing the previously announced sales of the Newport Beach Marriott Hotel & Spa for $216 million and 29 acres of land adjacent to The Phoenician hotel for approximately $66 million.

•	Ended the quarter with total available liquidity of approximately $2.5 billion, including FF&E escrow reserves of $139 million.

Progress in 2021

•	Achieved RevPAR of approximately $42 for January 2021 based on preliminary estimates, with performance driven by Sun Belt markets as well as Washington, D.C.
•

On January 21, 2021, celebrated the opening of the AC Hotel Scottsdale North, a 165-room select-service hotel that was developed by the Company on an underutilized parking lot alongside The Westin Kierland Resort & Spa. The Company now has a total of 80 consolidated hotels, of which 76 hotels, representing 94% of the Company’s room count, are open as of February 18, 2021.

•

On February 9, 2021, the Company amended its credit facility to extend the covenant waiver period through the first quarter of 2022 as well as to further modify the covenant levels required after the waiver period ends and to provide additional flexibility with regard to acquisitions, asset sales, capital expenditures and mandatory prepayment without any changes to the existing pricing grid. Additional details of the terms were provided in a press release published February 10, 2021.

Operating Activities Cash and Cash Burn2

Significant components of the Company’s total cash burn are (in millions):

(2)

Hotel-level operating loss and cash burn are non-GAAP financial measures within the meaning of the rules of the SEC. See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(3)

Interest payments for the fourth and third quarter do not include cash debt extinguishment costs of $8 million and $26 million, respectively, which are considered a financing activity on the Company’s statement of cash flows.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

	Quarter ended December 31, 2020	Quarter ended September 30, 2020
Net loss	$(66)	$(316)
GAAP net cash used in operating activities	(143)	(149)
Cash burn from operations	(149)	(183)
Cash burn (2)	(264)	(267)

Components of cash burn:
Hotel-level operating loss (2)	(75)	(97)
Interest payments (3)	(50)	(27)
Cash corporate and other expenses	(12)	(15)
Net proceeds from (payments to) unconsolidated operations	9	(1)
Severance at hotel properties	(21)	(43)
Cash burn from operations	(149)	(183)
Capital expenditures	(115)	(84)

For the fourth quarter, improvement in RevPAR and operations offset the anticipated increase in cash expenditures for interest and capital expenditures, as well as less Employee Retention Credit (“ERC”) received. Fourth quarter cash burn also benefited from a $10 million distribution received from the Company’s joint venture that owns a timeshare in Hawaii. Until such time as COVID-19 case counts and hospitalizations decline, the Company anticipates that operations will continue to be significantly reduced at its hotel properties. Therefore, while forecasting remains difficult due to the uncertainty surrounding the on-going pandemic and minimal visibility into future results, the Company believes that hotel-level operations in the first quarter of 2021 will be commensurate with the fourth quarter of 2020 and anticipates the portfolio will return to profitability in the aggregate based on hotel-level EBITDA sometime during the second half of the year when vaccines for COVID-19 are expected to become more widely available. The Company estimates in the first quarter of 2021:

(i)	the average monthly GAAP cash used in operating activities would be approximately $57 million at the midpoint, which includes estimated interest, corporate-level expenses, and cash timing adjustments;
(ii)	monthly cash burn from operations would be approximately $49 million to $54 million, and total cash burn, which includes estimated monthly capital expenditures, would be $83 million to $93 million(2).

Operating Results

Due to low occupancy levels and/or state mandates, operations remain suspended at four hotels in the Company’s portfolio as of February 18, 2021. The Company has provided a complete list of these suspended hotels on page 31 of its Year End 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

The following presents the monthly pro forma hotel operating results for the full portfolio during the periods presented:

	October 2020	October 2019	Change		November 2020	November 2019	Change		December 2020	December 2019	Change
Number of hotels	79	79			79	79			79	79
Number of rooms	46,142	46,142			46,142	46,142			46,142	46,142

Average Occupancy Percentage	21.3%	82.5%	(61.2	pts)	19.7%	75.8%	(56.1	pts)	17.3%	70.3%	(53.0	pts)
Average Room Rate	$177.67	$254.80	(30.3)%		$189.67	$238.93	(20.6)%		$226.32	$244.88	(7.6)%
RevPAR	$37.77	$210.10	(82.0)%		$37.38	$181.15	(79.4)%		$39.10	$172.04	(77.3)%

The following presents the monthly pro forma hotel operating results for the hotels without suspended operations during the periods presented:3

	October 2020	November 2020	December 2020
Number of hotels(4)	72	75	75
Number of rooms	41,822	43,383	43,383

Average Occupancy Percentage	22.9%	20.9%	18.3%
Average Room Rate	$175.45	$189.67	$226.43
RevPAR	$40.22	$39.56	$41.54

The Company has worked with its hotel operators to take the following actions to mitigate the operational impact of the COVID-19 pandemic:

•	Reduced portfolio-wide hotel operating costs by over 65%, excluding severance, in the fourth quarter compared to the prior year, by continuing to suspend or scale back operations at hotels.
o	Furloughed employees received healthcare benefits of approximately $27 million in the fourth quarter and approximately $112 million for the full year.
o	During the fourth quarter 2020, approximately $13 million of furlough costs were accrued, to be paid in the first quarter of 2021.
o

In addition, the Company’s hotel operators recorded a $15 million credit related to the ERC in the fourth quarter and $39 million for the full year, that, under the CARES Act, partially offset the costs for the operator’s furloughed hotel employees and reduced hotel-level operating expenses.

(4)

Represents the hotels that were accepting reservations during the entirety of the month. Excludes the seven, four, and four hotels with suspended operations in the months of October, November and December, respectively.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

o	Furlough costs are expected to continue to decline as a result of the workforce reconfigurations, noted below. The related ERC is also expected to decline.
•

Re-evaluated the workforce structure and implemented changes that are expected to lead to a more efficient operating model in the long term. As a result, the Company recorded severance costs of approximately $21 million in the fourth quarter of 2020 and $65 million for the full year, with no further severance currently expected.

•	Reduced full year 2020 corporate expenses by nearly 17% compared to the prior year.

Hotel Business Mix Update

The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the fourth quarter, demand continued to be primarily driven by drive-to and resort destinations. The following are the sequential results of the Company’s consolidated portfolio, including all owned hotels at December 31, 2020, for transient, group and contract business:

	Quarter ended December 31, 2020			Quarter ended September 30, 2020
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	585	156	83	523	127	74
Percentage change in room nights vs. same period in 2019	(70.1)%	(86.0)%	(47.1)%	(75.4)%	(88.7)%	(57.7)%
Room Revenues (in millions)	$126	$24	$12	$96	$17	$11
Percentage change in revenues vs. same period in 2019	(74.9)%	(91.0)%	(63.6)%	(81.1)%	(93.0)%	(68.7)%

Capital Expenditures

The following presents the Company’s 2020 capital expenditures spend and forecast for 2021 (in millions):

	Year ended December 31, 2020	2021 Full Year Forecast
	Actuals	Low-end of range	High-end of range
ROI - Marriott transformational capital program	$175	$110	$140
ROI - All other ROI projects	168	165	185
Total ROI project spend	343	275	325
Renewals and Replacements	156	100	150
Total Capital Expenditures	$499	$375	$475

In 2020, the Company prioritized major capital projects in assets and markets that are expected to recover faster, such as leisure and drive-to destinations, as well as previously announced major return on investment projects and continued completion of the Marriott transformational capital program to take advantage of reduced demand. The Company is utilizing the low occupancy environment to accelerate certain projects and minimize future disruption. The Company believes the renovations will position these hotels to capture additional revenue during the economic recovery. Major projects completed in 2020 include:

•	Marriott transformational capital program completions at the Minneapolis Marriott City Center, San Antonio Marriott Rivercenter, and JW Marriott Atlanta Buckhead;
•	Resort renovations at the Hyatt Regency Maui Resort and Spa and The Don Cesar in St. Pete Beach; and
•	New hotel construction completion of the AC Hotel Scottsdale North.

Planned 2021 projects include:

•	Marriott transformational capital program completions at The Ritz-Carlton Amelia Island, New York Marriott Marquis, Houston Marriott Medical Center, and Orlando World Center Marriott;
•	Value enhancing investments including completion of the luxury villa expansion at Andaz Maui at Wailea Resort and a new waterpark at The Ritz-Carlton Golf Resort, Naples;
•	Commencement of a tower expansion and extensive guestroom renovation at The Ritz-Carlton, Naples; and
•	Resort renovations at the Hyatt Regency Coconut Point Resort and Spa.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

The Company received approximately $19 million in operating profit guarantees in 2020, under the Marriott transformational capital program, including $6 million that was received in the fourth quarter, and expects to receive approximately $16 million in 2021. The Company has established key milestones to review major projects prior to implementation with the ability to reduce 2021 capital expenditures by approximately $150 million if required to conserve cash.

Balance Sheet

The Company maintains a robust balance sheet with the following balances at December 31, 2020:

•	Total assets of $12.9 billion.
•	Cash balance of approximately $2.3 billion and FF&E escrow reserves of $139 million.
•	Debt balance of $5.5 billion, with an average maturity of 5.0 years, an average interest rate of 3.0%, and no maturities until 2023.

During the fourth quarter, the Company redeemed the remaining $86 million of outstanding 4.75% Series C Senior Notes due 2023 for $94 million, including $8 million of prepayment costs, which was its last senior notes issued before attaining an investment grade rating.

On February 9, 2021, the Company amended its credit facility for the second time during the pandemic to further extend the covenant waiver period through the first quarter of 2022. Financial covenant testing will resume for the second quarter of 2022, based on annualized results for the quarter, but only a fixed charge coverage ratio of 1.0x will be required for the second quarter of 2022. For subsequent quarters, all financial covenants will be tested, with leverage ratio tested at the modified levels agreed to in the second amendment. The second amendment also provided additional flexibility for $500 million in asset sales without a prepayment requirement provided that the net proceeds are used to acquire hotel properties unencumbered by debt. This, along with the previous ability to acquire up to $1.5 billion of acquisitions funded with existing liquidity, brings the total acquisition capacity up to $2 billion. The amendment also retained the ability to acquire up to $7.5 billion of acquisitions funded with equity. The credit facility amendments generally require that net proceeds from debt issuances and asset sales in excess of $350 million (which has been fully utilized), and subject to certain exceptions, be used to repay borrowings under the revolver and term loans. As a result of these requirements, a portion of the proceeds from the issuance of Series I senior notes, the Newport Beach Marriott sale and the land sale at The Phoenician were used to repay $12 million of the revolving credit facility during the fourth quarter. At December 31, 2020, the Company was below the financial covenant levels under its senior notes indentures necessary to incur debt and, as a result, it will not be able to redraw this amount under the credit facility or incur additional debt while below these levels. Quarterly dividends and stock repurchases also remain suspended to help preserve liquidity and are restricted under the terms of the credit facility amendments.

2021 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, among others, the Company cannot provide guidance for its operations or fully estimate the effect of COVID-19 on operations.

The Company believes that recovery within the lodging industry is highly dependent on the strength of the economy, consumer confidence and, especially with respect to corporate and group travel, the timing of vaccine deployment. The Company does not expect to see a material improvement in operations until government restrictions have been lifted, and business and leisure travelers are comfortable that the risks associated with traveling and contracting COVID-19 are significantly reduced. Based on current expectations for widespread vaccine rollout, this is not expected to occur until the second half of 2021.

While the Company is not providing guidance on operations at this time, it estimates that for full year 2021, the following expenses will be in the following range (in millions):

	Full Year 2021
	Low-end of range	High-end of range
Interest expense	$172	$183
Corporate and other expenses	98	100

The Company does not intend to provide further guidance updates unless deemed appropriate.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,300 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel or the size of gatherings; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 18, 2021 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

HOST HOTELS & RESORTS, INC. NEWS RELEASE	FEBRUARY 18, 2021

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2020, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net (income) loss attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	December 31, 2020	December 31, 2019

ASSETS
Property and equipment, net	$9,416	$9,671
Right-of-use assets	597	595
Due from managers	22	63
Advances to and investments in affiliates	21	56
Furniture, fixtures and equipment replacement fund	139	176
Other	360	171
Cash and cash equivalents	2,335	1,573
Total assets	$12,890	$12,305

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$3,065	$2,776
Credit facility, including the term loans of $997	2,471	989
Other debt	5	29
Total debt	5,541	3,794
Lease liabilities	610	606
Accounts payable and accrued expenses	71	263
Due to managers	64	—
Other	170	175
Total liabilities	6,456	4,838

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	108	142

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 705.4 million shares and 713.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,568	7,675
Accumulated other comprehensive loss	(74)	(56)
Deficit	(1,180)	(307)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,321	7,319
Non-redeemable non-controlling interests—other consolidated partnerships	5	6
Total equity	6,326	7,325
Total liabilities, non-controlling interests and equity	$12,890	$12,305
___________
(1)	Please see our Year End 2020 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues
Rooms	$163	$813	$976	$3,431
Food and beverage	54	424	426	1,647
Other	50	97	218	391
Total revenues	267	1,334	1,620	5,469
Expenses
Rooms	63	209	362	873
Food and beverage	64	285	420	1,120
Other departmental and support expenses	145	314	686	1,295
Management fees	6	62	39	239
Other property-level expenses	72	97	312	365
Depreciation and amortization	167	175	665	676
Corporate and other expenses(1)	21	27	89	107
Gain on insurance and business interruption settlements	—	(1)	—	(5)
Total operating costs and expenses	538	1,168	2,573	4,670
Operating profit (loss)	(271)	166	(953)	799
Interest income	1	9	8	32
Interest expense	(51)	(90)	(194)	(222)
Other gains/(losses)	195	4	208	340
Loss on foreign currency transactions and derivatives	—	(1)	—	(1)
Equity in earnings (losses) of affiliates	(4)	1	(30)	14
Income (loss) before income taxes	(130)	89	(961)	962
Benefit (provision) for income taxes(2)	64	(8)	220	(30)
Net income (loss)	(66)	81	(741)	932
Less: Net (income) loss attributable to non-controlling interests	2	(1)	9	(12)
Net income (loss) attributable to Host Inc.	$(64)	$80	$(732)	$920
Basic and diluted earnings (loss) per common share	$(.09)	$.11	$(1.04)	$1.26
___________

(1)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
General and administrative costs	$15	$23	$72	$92
Non-cash stock-based compensation expense	6	4	17	15
Total	$21	$27	$89	$107

(2)

The income tax benefit recorded in 2020 reflects net operating losses incurred that, as a result of legislation enacted by the CARES Act, may be carried back up to five years in order to procure a refund of U.S. federal corporate income taxes previously paid. Any net operating loss not carried back pursuant to these rules may be carried forward indefinitely, subject to an annual limit on the use thereof of 80% of annual taxable income. We expect to generate additional net operating losses in 2021 and will evaluate whether to record an income tax benefit for all or a portion of such net operating loss during and throughout 2021.

HOST HOTELS & RESORTS, INC.

Earnings (Loss) per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(66)	$81	$(741)	$932
Less: Net (income) loss attributable to non-controlling interests	2	(1)	9	(12)
Net income (loss) attributable to Host Inc.	$(64)	$80	$(732)	$920

Basic weighted average shares outstanding	705.3	716.3	705.9	730.3
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	—	.8	—	.8
Diluted weighted average shares outstanding (1)	705.3	717.1	705.9	731.1
Basic and diluted earnings (loss) per common share	$(.09)	$.11	$(1.04)	$1.26
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$

	As of December 31, 2020		Quarter ended December 31, 2020				Quarter ended December 31, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$394.11	28.8%	$113.66	$255.23	$334.64	62.4%	$208.94	$497.75	(45.6)%	(48.7)%
Florida Gulf Coast	5	1,842	365.11	37.2	135.74	256.36	316.16	69.9	220.85	462.35	(38.5)	(44.6)
Miami	3	1,276	403.46	35.0	141.11	242.05	345.79	79.0	273.07	438.79	(48.3)	(44.8)
Maui/Oahu	4	1,987	359.56	25.8	92.86	131.30	434.72	79.6	346.15	517.77	(73.2)	(74.6)
Phoenix	3	1,654	301.20	35.7	107.53	217.08	293.33	72.6	213.00	489.76	(49.5)	(55.7)
Los Angeles	4	1,726	168.97	22.6	38.12	51.83	221.18	83.0	183.59	285.86	(79.2)	(81.9)
Atlanta	4	1,682	141.37	33.6	47.52	66.48	181.35	80.1	145.28	241.06	(67.3)	(72.4)
San Francisco/San Jose	7	4,528	150.32	13.1	19.72	24.45	261.28	82.2	214.69	303.58	(90.8)	(91.9)
New Orleans	1	1,333	138.80	41.4	57.42	73.00	185.82	76.5	142.21	209.94	(59.6)	(65.2)
Philadelphia	2	810	136.85	33.9	46.39	63.16	219.68	86.6	190.20	316.27	(75.6)	(80.0)
San Diego	3	3,288	152.26	18.6	28.33	50.72	228.60	74.2	169.53	325.13	(83.3)	(84.4)
New York	3	4,261	163.99	11.4	18.78	21.71	335.19	90.2	302.22	449.65	(93.8)	(95.2)
Houston	4	1,716	118.00	37.2	43.93	63.24	176.32	70.9	124.95	188.16	(64.8)	(66.4)
Orange County	1	393	128.22	21.1	27.10	34.27	175.38	81.0	142.14	226.44	(80.9)	(84.9)
Northern Virginia	3	1,252	151.89	23.2	35.23	56.30	211.84	67.4	142.76	282.58	(75.3)	(80.1)
Washington, D.C. (CBD)	5	3,238	161.64	8.1	13.15	17.74	243.16	76.6	186.27	274.75	(92.9)	(93.5)
Orlando	1	2,004	145.24	8.6	12.48	44.26	189.16	63.0	119.23	300.42	(89.5)	(85.3)
Denver	3	1,340	112.46	16.1	18.16	23.99	167.45	62.9	105.31	174.21	(82.8)	(86.2)
Seattle	2	1,315	151.61	5.8	8.75	12.03	204.05	76.8	156.81	232.64	(94.4)	(94.8)
San Antonio	2	1,512	123.70	14.2	17.55	27.34	193.12	59.9	115.62	173.80	(84.8)	(84.3)
Chicago	4	1,816	110.71	13.4	14.87	18.68	207.41	76.1	157.94	218.58	(90.6)	(91.5)
Boston	3	2,715	126.56	6.3	8.03	10.91	232.62	78.4	182.29	261.40	(95.6)	(95.8)
Other	6	2,509	113.81	21.9	24.95	32.73	168.78	73.7	124.47	185.53	(80.0)	(82.4)
Domestic	74	44,643	198.63	19.6	39.00	63.06	249.88	76.4	190.87	311.45	(79.6)	(79.8)

International	5	1,499	86.73	12.8	11.13	14.71	138.95	70.1	97.42	156.53	(88.6)	(90.6)
All Locations - Constant US$	79	46,142	196.23	19.4	38.09	61.49	246.57	76.2	187.83	306.42	(79.7)	(79.9)

All Owned Hotels (pro forma) in Nominal US$

	As of December 31, 2020		Quarter ended December 31, 2020				Quarter ended December 31, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$86.73	12.8%	$11.13	$14.71	$149.12	70.1%	$104.55	$165.87	(89.4)%	(91.1)%
Domestic	74	44,643	198.63	19.6	39.00	63.06	249.88	76.4	190.87	311.45	(79.6)	(79.8)
All Locations	79	46,142	196.23	19.4	38.09	61.49	246.87	76.2	188.07	306.73	(79.7)	(80.0)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$

	As of December 31, 2020		Year ended December 31, 2020				Year ended December 31, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$403.32	39.3%	$158.58	$330.97	$372.94	73.5%	$274.07	$613.80	(42.1)%	(46.1)%
Florida Gulf Coast	5	1,842	368.26	39.8	146.62	285.67	334.73	72.0	241.11	480.60	(39.2)	(40.6)
Miami	3	1,276	378.62	35.2	133.26	219.18	325.16	79.8	259.54	410.81	(48.7)	(46.6)
Maui/Oahu	4	1,987	403.12	28.8	115.91	167.60	409.40	88.1	360.59	552.08	(67.9)	(69.6)
Phoenix	3	1,654	313.05	32.9	102.99	233.16	292.50	71.9	210.32	476.62	(51.0)	(51.1)
Los Angeles	4	1,726	202.96	31.7	64.32	91.72	228.14	86.5	197.26	294.81	(67.4)	(68.9)
Atlanta	4	1,682	163.91	34.5	56.47	85.31	190.59	79.8	152.11	241.34	(62.9)	(64.7)
San Francisco/San Jose	7	4,528	249.28	22.4	55.76	79.82	274.62	81.6	224.18	312.49	(75.1)	(74.5)
New Orleans	1	1,333	164.70	33.3	54.89	76.95	187.65	79.0	148.30	216.97	(63.0)	(64.5)
Philadelphia	2	810	154.46	34.9	53.85	81.81	217.01	85.7	185.91	305.37	(71.0)	(73.2)
San Diego	3	3,288	218.59	24.4	53.40	102.63	249.41	79.4	198.02	360.49	(73.0)	(71.5)
New York	3	4,261	187.28	27.1	50.75	71.03	286.36	84.8	242.96	359.92	(79.1)	(80.3)
Houston	4	1,716	138.61	36.2	50.19	73.46	177.93	72.0	128.14	185.48	(60.8)	(60.4)
Orange County	1	393	166.55	28.0	46.63	67.52	185.86	79.3	147.41	228.57	(68.4)	(70.5)
Northern Virginia	3	1,252	179.08	25.8	46.29	73.95	208.94	70.9	148.19	255.14	(68.8)	(71.0)
Washington, D.C. (CBD)	5	3,238	216.26	18.2	39.30	55.93	245.82	81.5	200.27	288.52	(80.4)	(80.6)
Orlando	1	2,004	203.28	17.2	35.00	90.81	184.12	67.9	125.02	302.71	(72.0)	(70.0)
Denver	3	1,340	140.24	23.9	33.49	48.55	173.47	72.9	126.48	190.45	(73.5)	(74.5)
Seattle	2	1,315	187.91	16.7	31.38	44.67	225.12	82.4	185.50	250.12	(83.1)	(82.1)
San Antonio	2	1,512	159.16	19.0	30.27	45.28	185.33	69.7	129.14	189.71	(76.6)	(76.1)
Chicago	4	1,816	130.47	22.1	28.78	38.48	207.67	76.2	158.19	222.83	(81.8)	(82.7)
Boston	3	2,715	168.75	16.0	27.08	40.90	237.24	81.7	193.83	268.74	(86.0)	(84.8)
Other	6	2,509	140.44	28.7	40.34	54.71	171.63	77.7	133.40	191.70	(69.8)	(71.5)
Domestic	74	44,643	222.76	26.1	58.25	95.61	247.88	78.9	195.54	311.66	(70.2)	(69.3)

International	5	1,499	116.26	21.4	24.91	36.65	141.34	70.9	100.17	149.77	(75.1)	(75.5)
All Locations - Constant US$	79	46,142	219.91	26.0	57.17	93.70	244.77	78.6	192.45	306.40	(70.3)	(69.4)

All Owned Hotels (pro forma) in Nominal US$

	As of December 31, 2020		Year ended December 31, 2020				Year ended December 31, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$116.26	21.4%	$24.91	$36.65	$153.01	70.9%	$108.44	$160.74	(77.0)%	(77.2)%
Domestic	74	44,643	222.76	26.1	58.25	95.61	247.88	78.9	195.54	311.66	(70.2)	(69.3)
All Locations	79	46,142	219.91	26.0	57.17	93.70	245.11	78.6	192.72	306.75	(70.3)	(69.5)

___________

(1)

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we are revising our presentation to instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of December 31, 2020 but do not include the results of operations for properties sold in 2019 or through the reporting date; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Operating Statistics and Results for further information on these pro forma statistics and – Constant US$ and Nominal US$ for a discussion on constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Number of hotels	79	79	79	79
Number of rooms	46,142	46,142	46,142	46,142
Change in hotel Total RevPAR -
Constant US$	(79.9)%	—	(69.4)%	—
Nominal US$	(80.0)%	—	(69.5)%	—
Change in hotel RevPAR -
Constant US$	(79.7)%	—	(70.3)%	—
Nominal US$	(79.7)%	—	(70.3)%	—
Operating profit (loss) margin (2)	(101.5)%	12.4%	(58.8)%	14.6%
All Owned Hotel Pro Forma EBITDA margin (2)	(23.3)%	27.6%	(8.5)%	28.8%
Food and beverage profit margin (2)	(18.5)%	32.8%	1.4%	32.0%
All Owned Hotel Pro Forma food and beverage profit margin (2)	(1.9)%	33.0%	9.2%	32.0%

Net income (loss)	$(66)	$81	$(741)	$932
Depreciation and amortization	167	175	665	676
Interest expense	51	90	194	222
Provision (benefit) for income taxes	(64)	8	(220)	30
Gain on sale of property and corporate level income/expense	(171)	13	(97)	(283)
Severance at hotel properties (3)	21	—	65	—
Pro forma adjustments (4)	—	(6)	(3)	(84)
All Owned Hotel Pro Forma EBITDA	$(62)	$361	$(137)	$1,493

	Quarter ended December 31, 2020					Quarter ended December 31, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties (3)	Pro forma adjustments(4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments(4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$163	$—	$(1)	$—	$162	$813	$(14)	$—	$799
Food and beverage	54	—	—	—	54	424	(9)	—	415
Other	50	—	—	—	50	97	(3)	—	94
Total revenues	267	—	(1)	—	266	1,334	(26)	—	1,308
Expenses
Room	63	(2)	—	—	61	209	(4)	—	205
Food and beverage	64	(9)	—	—	55	285	(7)	—	278
Other	223	(10)	(1)	—	212	473	(9)	—	464
Depreciation and amortization	167	—	—	(167)	—	175	—	(175)	—
Corporate and other expenses	21	—	—	(21)	—	27	—	(27)	—
Gain on insurance and business interruption settlements	—	—	—	—	—	(1)	—	1	—
Total expenses	538	(21)	(1)	(188)	328	1,168	(20)	(201)	947
Operating Profit - All Owned Hotel Pro Forma EBITDA	$(271)	$21	$—	$188	$(62)	$166	$(6)	$201	$361

	Year ended December 31, 2020					Year ended December 31, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties (3)	Pro forma adjustments(4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments(4)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$976	$—	$(10)	$—	$966	$3,431	$(184)	$—	$3,247
Food and beverage	426	—	(3)	—	423	1,647	(71)	—	1,576
Other	218	—	(3)	—	215	391	(24)	—	367
Total revenues	1,620	—	(16)	—	1,604	5,469	(279)	—	5,190
Expenses
Room	362	(15)	(3)	—	344	873	(45)	—	828
Food and beverage	420	(33)	(3)	—	384	1,120	(49)	—	1,071
Other	1,037	(17)	(7)	—	1,013	1,899	(101)	—	1,798
Depreciation and amortization	665	—	—	(665)	—	676	—	(676)	—
Corporate and other expenses	89	—	—	(89)	—	107	—	(107)	—
Gain on insurance and business interruption settlements	—	—	—	—	—	(5)	—	5	—
Total expenses	2,573	(65)	(13)	(754)	1,741	4,670	(195)	(778)	3,697
Operating Profit - All Owned Hotel Pro Forma EBITDA	$(953)	$65	$(3)	$754	$(137)	$799	$(84)	$778	$1,493

(1)	See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of all owned hotel pro forma results, including the limitations on their use.
(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.

(3)

Effective for the third quarter of 2020, we have changed our definition of Adjusted EBITDAre and Adjusted FFO and removed amounts from hotel property level operating results to exclude non-ordinary course severance costs, which we believe provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. Including these severance costs, our All Owned Hotel Pro Forma EBITDA would have been $(83) million for the fourth quarter 2020 and $(202) million for full year 2020.

(4)

Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired during the presented periods. For this presentation, we no longer adjust for certain items such as the results of our leased office buildings and other non-hotel revenue and expense items, and they are included in the All Owned Hotel Pro Forma results.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income (loss) (2)	$(66)	$81	$(741)	$932
Interest expense	51	90	194	222
Depreciation and amortization	167	167	665	662
Income taxes	(64)	8	(220)	30
EBITDA (2)	88	346	(102)	1,846
Gain on dispositions (3)	(148)	(2)	(149)	(334)
Non-cash impairment expense	—	8	—	14
Equity investment adjustments:
Equity in (earnings) losses of affiliates	4	(1)	30	(14)
Pro rata EBITDAre of equity investments	3	4	(12)	26
EBITDAre (2)	(53)	355	(233)	1,538
Adjustments to EBITDAre:
Severance at hotel properties (4)	21	—	65	—
Gain on property insurance settlement	—	—	—	(4)
Adjusted EBITDAre (2)	$(32)	$355	$(168)	$1,534
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net income (loss), EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $47 million in the fourth quarter 2020 and $59 million for the year ended December 31, 2020 from the sale of land adjacent to The Phoenician hotel. The year ended December 31, 2020 also includes a loss of $14 million related to inventory impairment expense recorded by our Maui timeshare joint venture, reflected through equity in (earnings) losses of affiliates.

(3)	Reflects the sale of one hotel in 2020 and 14 hotels in 2019.
(4)

Refer to footnote (3) on the Schedule of All Owned Hotel Pro Forma Results. Including severance costs, Adjusted EBITDAre and Adjusted FFO would have been $(53) million and $(38) million, respectively, for the fourth quarter 2020 and $(233) million and $(184) million, respectively, for the full year 2020.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings (Loss) per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(66)	$81	$(741)	$932
Less: Net (income) loss attributable to non-controlling interests	2	(1)	9	(12)
Net income (loss) attributable to Host Inc.	(64)	80	(732)	920
Adjustments:
Gain on dispositions (3)	(148)	(2)	(149)	(334)
Tax on dispositions	(3)	(3)	(3)	(6)
Gain on property insurance settlement	—	—	—	(4)
Depreciation and amortization	167	164	663	657
Non-cash impairment expense	—	—	—	6
Equity investment adjustments:
Equity in (earnings) losses of affiliates	4	(1)	30	(14)
Pro rata FFO of equity investments	(1)	4	(21)	20
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	—
FFO adjustments for non-controlling interests of Host L.P.	(1)	(2)	(6)	(3)
NAREIT FFO (2)	(46)	240	(219)	1,242
Adjustments to NAREIT FFO:
Loss on debt extinguishment	8	53	36	57
Severance at hotel properties (4)	21	—	65	—
Loss attributable to non-controlling interests	—	(1)	(1)	(1)
Adjusted FFO (2)	$(17)	$292	$(119)	$1,298

For calculation on a per share basis (5):

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	705.3	717.1	705.9	731.1
Diluted earnings (loss) per common share	$(.09)	$.11	$(1.04)	$1.26
NAREIT FFO per diluted share	$(.07)	$.33	$(.31)	$1.70
Adjusted FFO per diluted share	$(.02)	$.41	$(.17)	$1.78
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)

Diluted earnings (loss) per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this presentation on a comparable hotel basis in order to enable our investors to better evaluate our operating performance (discussed in “Comparable Hotel Operating Statistics” below). However, due to the COVID-19 pandemic and its effects on operations, there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis, including the following adjustments: (1) operating results are presented for all consolidated hotels owned as of December 31, 2020, but do not include the results of operations for properties sold in 2019 or through the reporting date; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results of our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. We believe this presentation is useful to investors as it provides clarity with respect to growth in RevPAR in the local currency of the hotel consistent with the way we would evaluate our domestic portfolio. However, the effect of changes in foreign currency has been reflected in the results of net income (loss), EBITDA, Adjusted EBITDAre, diluted earnings (loss) per common share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, (iv) All Owned Hotel Property Level Operating Results (v) Hotel-level operating loss and (vi) Cash burn. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

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Severance Expense – Effective beginning the third quarter of 2020, in certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and, therefore, we excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

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Severance Expense – Effective beginning the third quarter of 2020, in certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows (“Statements of Cash Flows”) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

results of our hotels as discussed in “All Owned Hotel Operating Statistics and Results” above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. While severance expense is not uncommon at the individual property level in the normal course of business, we eliminate from our hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

COVID-19 Non-GAAP Reporting Measures

Hotel-level Operating Loss.  We present hotel-level operating loss because management believes this metric is helpful to investors to evaluate the monthly operating performance of our properties during the COVID-19 pandemic. We further adjust All Owned Hotel Pro Forma EBITDA to reflect the benefits for furloughed employees in the month that they are provided to the employees at our hotels, replacing the related GAAP expense accrual. While furlough costs may arise in various situations, the furlough costs incurred during the COVID-19 pandemic are unusually large and not reflective of how wages and benefits are generally accrued and paid. Therefore management adjusts All Owned Hotel Pro Forma EBITDA to include the furlough costs based on the timing that they are provided to the employees of our operators to better reflect monthly costs and evaluate the hotel performance. We accrue for the anticipated furlough costs when our hotel managers have committed to the continuation of these benefits regardless of the timing of the benefits. For example, in March 2020 we accrued $35 million for April and May benefits for furloughed employees at our Marriott- and Hyatt-managed hotels. In June 2020, we accrued $32 million for the July, August and September benefits for our Marriott-managed hotels. As a result, our GAAP operating results reflect the timing of the commitment rather than the actual month of the benefits. Hotel-level operating loss is not intended to be, and should not be used as, a substitute for GAAP net income (loss). Because of the elimination of corporate-level costs and expenses, gains or losses on disposition and depreciation and amortization expense, the hotel-level monthly operating results we present do not represent our total operating results and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance. The following presents the reconciliation of the differences between our non-GAAP financial measure, hotel-level operating loss, and net loss, the financial measure calculated and presented in accordance with GAAP that we consider most directly comparable:

	Quarter ended December 31, 2020	Quarter ended September 30, 2020
Net loss	$(66)	$(316)
Depreciation and amortization	167	166
Interest expense	51	66
Benefit for income taxes	(64)	(73)
Gain on sale of property and corporate level income/expense	(171)	23
Severance at hotel properties	21	43
All Owned Hotel Pro Forma EBITDA	(62)	(91)
Benefits for furloughed employees adjustment	(13)	(6)
Hotel-level operating loss	$(75)	$(97)

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Cash Burn. Management utilizes the cash burn metric to evaluate the amounts necessary to fund operating losses during periods where hotels have suspended operations or are operating at very low levels of occupancy due to the COVID-19 pandemic. Therefore, management believes this metric is helpful to investors to evaluate the Company's ongoing ability to continue to fund operating losses during the current periods of operating losses. The Company defines cash burn as cash burn from operations, which is net cash from operating activities adjusted for (i) changes in short term assets and liabilities and (ii) contributions to equity investments, plus capital expenditures, as further described below. Cash burn is not intended to be, and should not be used as a substitute for GAAP cash flow as it does not reflect  the issuance or repurchase of equity, the payment of dividends, the issuance or repayment of debt, or other investing activities such as the purchase or sale of hotels. Adjustments include:

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Changes in short term assets and liabilities – The Company eliminates changes in short-term assets and liabilities, including due from managers, other assets and other liabilities, that primarily represent timing of cash inflows and outflows. As a result, cash burn includes income and expenses in better alignment with how these items are reflected on the statements of operations. These items generally represent receipts and payments that will be settled within the year and do not reflect the cash savings or liquidity needs of the Company on an on-going basis.

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Contributions to equity investments – The Company includes contributions to equity investments that have been necessary due to the depressed operations for these investments during the COVID-19 pandemic. These contributions are included as investing activities on the Statements of Cash Flows.

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Capital Expenditures – Capital expenditures are included in the cash burn amount as they represent a significant on-going cash outflow of the Company. While management continually evaluates its capital expenditures program to appropriately balance improving and renewing its hotel portfolio with its overall cash needs; management continues to anticipate capital expenditures to be a significant cash outflow.

The following presents the reconciliation of our net cash used in operating activities from our Statements of Cash Flows to cash burn (in millions):

	Quarter ended December 31, 2020	Quarter ended September 30, 2020
GAAP net cash used in operating activities	$(143)	$(149)

Contributions to equity investments	(1)	(1)
Timing adjustments
Change in due from/to managers	21	(82)
Change in other assets	(21)	37
Change in other liabilities	(5)	12
Cash burn from operations	(149)	(183)
Capital expenditures	(115)	(84)
Cash burn	$(264)	$(267)

In a scenario in which hotel operational performance is commensurate with the fourth quarter of 2020, the following presents the reconciliation of monthly cash used in operating activities to cash burn (in millions):

	Monthly average
	Low	High
GAAP net cash used in operating activities	$(59)	$(54)

Timing adjustments
Changes in other assets/other liabilities	5	5
Cash burn from operations	(54)	(49)
Capital expenditures	(39)	(34)
Cash burn	$(93)	$(83)